Project Management Agreement

This Project Management Agreement (this “Agreement”) is made as of the 5th day of May, 2014, by and between O.COM Land, LLC, a Utah limited liability company (“Overstock”), and Gardner CMS, L.C., a Utah limited liability company (“Gardner”). Overstock and Gardner are each called a “Party” and together are called the “Parties”.
Background

A.
Overstock has entered into that certain Purchase and Sale Agreement, dated on or around the date hereof (the “Purchase Agreement”) to purchase certain real property located in Midvale City, Utah, which property is more particularly described in the Purchase Agreement (the “Property”).

B.	Overstock desires to construct an office building and associated improvements on the Property (together, the “Improvements”), as more fully described in this Agreement.

C.
Overstock desires to engage Gardner to assist Overstock with the design of the Improvements and to manage and oversee on behalf of Overstock the engineering and construction of the Improvements on the Property by the Contractor, and Gardner desires to accept this engagement and provide these services, all as provided in this Agreement.

Agreement
The Parties, desiring to be legally bound, agree as follows:

1.	Recitals, Definitions and Exhibits.

1.	Recitals and Exhibits. The foregoing Recitals and all Exhibits attached to this Agreement are expressly made a part of this Agreement.

2.
Defined Terms. Certain capitalized terms and expressions used in this Agreement, including the preamble, the Background Recitals and the Exhibits, will, unless the context otherwise requires, have the meanings given to them in Exhibit 1.2.

3.	Exhibits. The Exhibits to this Agreement consist of the following:
Exhibit 1.2 - Defined Terms
Exhibit 5.3(b) - Plans and Specifications
Exhibit 5.3(c) - Budget
Exhibit 5.3(d) - Schedule

2.
Term. The term of this Agreement (the “Term”) will commence on the date first written above and, unless sooner terminated as provided in Section 12, will continue until Gardner has performed all its Services under this Agreement and Overstock has paid the Services Fee.

3.
Engagement. Overstock engages Gardner to assist Overstock with overseeing the design of the Improvements, and to manage and oversee the engineering and construction of the Improvements on the Property, including all work by the Contractor, in accordance with this Agreement, and Gardner accepts this engagement.

4.
Financing. Gardner agrees to assist Overstock with preparing documents required by a Lender to provide the financing. Gardner shall, if requested by Overstock, provide recommendations for mortgage broker’s to be engaged by Overstock to assist Overstock in obtaining financing from a Lender. Overstock acknowledges that Gardner is not a mortgage broker and the Services Fees are not being paid to Gardner in connection with the assistance Gardner is providing pursuant to this Section 4. If required by Overstock to obtain a loan from the Lender, Gardner shall provide a completion guaranty to the Lender, which shall be on terms satisfactory to Gardner in the exercise of its sole discretion, provided (a) upon the issuance of a certificate of occupancy for the Improvements, Gardner shall be released from such Guaranty, (b) any equity required to be contributed by Overstock by the Lender shall be paid by Overstock and applied to Costs of Construction before the proceeds of the Loan, and (c) Overstock shall indemnify and hold Gardner harmless from any amounts Gardner is required to pay under such guaranty pursuant to a separate agreement which shall be in form and substance satisfactory to Gardner, which indemnity shall be secured by a second lien in favor of Gardner against the Property. The cost and expense of all financing shall be borne by Overstock and is a Cost of Construction

5.
Gardner’s Services. In return for the Services Fee, Gardner will assist Overstock and the Architect with the design of the Improvements and, in consultation with Overstock, will initiate, coordinate and administer all planning, design, engineering, construction and other activities in connection with the construction of the Improvements, as more fully described in this Section 5, subject to the terms and conditions of this Agreement (the “Services”).

1.	Personnel.

(a)
Gardner hereby assigns Christian Gardner as its authorized representative, with general responsibility for Gardner’s Services hereunder, and John Bankhead as construction manager. If Christian Gardner or John Bankhead are unable to serve or ceases to serve for any reason, then within five (5) days Gardner will provide a replacement who is reasonably acceptable to Overstock.

(b)
Gardner will provide and supervise at its expense all other personnel reasonably necessary to provide the Services, who will be properly trained and qualified to perform their respective job functions.

2.
General Services. Gardner will supervise the work of the Architect, the Consultants and the Contractor, and promptly notify Overstock if Gardner recognizes that the work product of any of these parties is at variance with the Plans and Specifications, or with applicable laws, codes, or regulations. Further, Gardner will use commercially reasonable efforts to enforce compliance by the Architect, the Contractor and the Consultants with the Schedule, the Budget and all other requirements of their respective contracts; provided that Gardner will have no obligation to initiate or pursue any lawsuit, mediation, arbitration or other legal proceeding against any party.

3.	Pre-Construction Services.

(a)	Gardner will assist Overstock in negotiating with the Architect a contract reasonably acceptable to Overstock, for execution by the Architect and Overstock.

(b)
Gardner will assist Overstock, the Architect and the Consultants to develop the scope and design of the Improvements for review and approval by Overstock, including, without limitation, its structural, mechanical, electrical, plumbing, heating and cooling systems. Once approved by Overstock, all final working plans, drawings and specifications for the Improvements shall be attached as Exhibit 5.3(b). The plans and specifications listed from time to time on Exhibit 5.3(b), as they may be modified as provided in Section 7 below, are called the “Plans and Specifications”. All changes to the Plans and Specifications are subject to Overstock’s approval. The Parties will from time to time update Exhibit 5.3(c) to include new Plans and Specifications as they become available and are approved by Overstock. Gardner will consult with Overstock, the Architect, the Consultants, the Contractor, and the other parties as appropriate to further develop and refine the Plans and Specifications as necessary to construct the Improvements, and will submit the Plans and Specifications to Overstock for its review and approval from time to time as such documents are developed, in accordance with Section 7.

(c)
In connection with the completion of the Plans and Specifications, Gardner shall assist Overstock in developing a construction schedule (the “Schedule”) which results in timely completion of construction consistent with compliance with the Budget, which schedule shall be subject to the approval of Overstock. Once approved by Overstock, the Schedule will be attached hereto as Exhibit 5.3(c).

(d)
Gardner shall assist Overstock in developing a construction budget based on the Plans and Specifications and Schedule (the “Budget”). Gardner will provide input on various line items, including an appropriate contingency line item which can be applied to cost overruns and items not accounted for in the Plans and Specifications. Once approved by Overstock, the Budget will be attached hereto as Exhibit 5.3(d).

(e)
Gardner will update and revise the Budget and Schedule in consultation with Overstock during the design, engineering and contract bidding process to reflect alternates selected by Overstock, bids submitted by contractors, and schedule estimates provided by the Contractor and the Consultants. All changes to the Budget and Schedule are subject to approval by Overstock.

(f)
Gardner will assist Overstock in obtaining all permits and approvals required to commence and complete construction of the Improvements in accordance with the Plans and Specifications and all applicable laws and private restrictions. For that purpose, Gardner will coordinate with Overstock, the Architect, the Consultants and the Contractor, the receipt of all necessary public and private approvals for the Improvements including, as applicable, city planning, site plan and land development plan approvals and other legal requirements applicable to the Improvements. Gardner will also use commercially reasonable efforts to obtain any rezoning and re-platting required in connection with the development of the Improvements.

(g)
Gardner agrees to reasonably cooperate and assist Overstock in efforts to obtain from the State of Utah, Department of Economic Development, such tax credits, reimbursements or such other incentives as may be made available to Overstock because of the construction of the project.

4.	Construction Management Services.

(a)
Gardner will assist Overstock in selecting a Contractor and the necessary and appropriate Consultants, in consultation with and for review and approval by Overstock, using a selection process reasonably acceptable to Overstock. Overstock will advise Gardner of Overstock’s bonding requirements prior to the bidding process so the bidders may include the cost of such bonds.

(b)
Gardner will negotiate with the Contractor a Construction Contract reasonably acceptable to Overstock and Gardner, for review and approval by Overstock and execution by Contractor and Overstock. The Construction Contract will be based on Gardner’s standard form with modifications that are commonly found in the Salt Lake City marketplace or otherwise requested by Overstock. Once signed, the Construction Contract may only be modified pursuant to the mutual agreement of Gardner and Overstock.

(c)
Gardner and Overstock will together determine the appropriate structure for contracting with each Consultant (i.e., whether Overstock will contract directly with each Consultant, through the Architect, or through the Contractor).

(d)
If Gardner and Overstock agree that a construction contract, engineering contract or other agreement other than the Construction Contract is necessary or appropriate for the engineering or construction of a portion of the Improvements, the requirements of this Agreement will apply to that separate contract to the same effect as if references in this Agreement to the Construction Contract and the Contractor were instead references to that separate contract and the contractor thereunder.

(e)
If any agreement is required in connection with the construction of the Improvements that requires execution by Overstock as the owner of the Property or Improvements (including, by way of example, easements and agreements with utility companies), Gardner will submit such agreement, with Gardner’s recommendations, to Overstock for its approval and execution.

(f)
In consultation with Overstock, and after the necessary design and engineering work is completed, the required permits and approvals obtained and the Construction Contract has been executed by Overstock and the Contractor, Gardner will cause the Contractor to commence and diligently pursue construction of the Improvements substantially in accordance with the Budget, the Schedule and the Plans and Specifications.

(g)
During construction of the Improvements, with due reliance upon and assistance from the Consultants, Gardner will exercise general management of construction, and as part thereof will perform the following Services:

(i)	Provide direction to the Contractor and the Consultants;

(ii)	Provide to Lender such information relating to the design and construction of the Improvements as Overstock or Lender reasonably may request;

(iii)
Use commercially reasonable efforts to guard Overstock against any defects or deficiencies in the work of the Contractor or any other contractors or subcontractors, including the appropriate inspection and testing, the expense of which shall be included in the Budget;

(iv)
Reject any work that does not or materials that do not, in Gardner’s reasonable opinion, materially conform to the appropriate contract documents, and recommend to Overstock action to be taken in respect thereof;

(v)	Cause the correction of defective or non-conforming work known to or discovered by Gardner, at no cost to Gardner or Overstock;

(vi)	Review and approve shop drawings, samples and other submissions of the Contractor for conformance with the Plans and Specifications and the compliance with the appropriate contract documents;

(vii)
Assemble and review each application for payment from the Contractor and invoices from other persons providing labor, material or services for the Improvements in a form reasonably acceptable to Lender, and recommend to Overstock and Lender the proper amount to be paid to such payees;

(viii)	Obtain from the Contractor all required lien waivers and all other documentation as provided for in the Construction Contract or otherwise reasonably requested by Lender;

(ix)
Consult with Overstock, the Architect and relevant Consultants if either Contractor or any contractor or subcontractor requests interpretations of the meaning and intent of the Plans and Specifications, and assist in the resolution of any questions which may arise;

(x)
On application for final payment by the Contractor, make a final inspection of the work, cause the Contractor to assemble and deliver to Overstock any written guaranties, releases, bonds and waivers, instruction books, diagrams and charts required by the appropriate contract documents, and issue to Overstock and Lender Gardner’s recommendation for final payment;

(xi)	Coordinate the installation of the utilities with the appropriate utility companies;

(xii)	Coordinate obtaining any required agreements with government agencies;

(xiii)
Receive and confer with Overstock regarding response to all notices, claims and pertinent correspondence, and cause the Contractor to provide Overstock with copies of warranties, guarantees and a set of as-built drawings and sepias of the Improvements at completion;

(xiv)	Attend weekly design team and construction meetings;

(xv)
Coordinate with Overstock in confirming the Contractor timely engages and contacts for necessary work with all key subcontractors and timely orders key materials required for the construction of the Improvements so as to avoid any substantive delays in the Schedule; and

(xvi)
Prepare a soils grading plan acceptable to both Overstock and Gardner, pursuant to which an amount of displaced soils moved during construction of the Improvements are relocated on the Property, or, in an amount not to exceed 12,000 cubic yards of displaced soils, on adjacent properties within the larger project controlled by Gardner or its affiliates, and assure that such relocation of displaced soils is in accordance with EPA standards applicable to this Property and or the adjacent properties within the larger project, to which these displaced soils might be removed. Neither Gardner nor its affiliates shall be required to accept soils on its properties which are required to be remediated at a separate site by the EPA.

(xvii)
Perform such other additional development and construction management functions as are commercially appropriate to accomplish the orderly and proper construction of the Improvements substantially in accordance with the Budget and the Schedule, as the same may be amended from time to time as provided in this Agreement.

5.	Completion.

(a)
Gardner will use commercially reasonable efforts to cause Substantial Completion of the Improvements by the Target Completion Date; provided that Gardner will have no liability to Overstock if Substantial Completion is not achieved by the Target Date, except to the extent of a material breach by Gardner of its obligations under this Agreement. Overstock recognizes that Substantial Completion may be delayed due to causes which Gardner cannot reasonably control or circumvent including, without limitation, the acts or omissions of Contractor or subcontractors, combined action of workers, strikes, embargoes, fire, casualties, a moratorium on construction, delays in transportation, governmental delays in granting permits or approvals, governmental actions beyond Gardner’s reasonable control, the material and unanticipated unavailability or shortage of materials, national emergency unusually severe weather conditions, and delays caused by Overstock, including, any delays caused by Overstock’s failure to timely respond to any matter submitted to Overstock for Overstock’s consent.

(b)
Gardner will promptly notify Overstock when Gardner considers the Improvements to be substantially complete. Promptly after such notice Gardner and, if Overstock desires, representatives of Overstock may inspect the Improvements with Gardner to prepare a “punch list” of unfinished items for submission to the applicable

Contractor. Gardner will coordinate and administer the completion of all items on the punch list by the Contractor as soon as practical.

6.
Performance Standards. Gardner will render the Services in a manner consistent with the level of skill and care ordinarily exercised by commercial real estate development and construction management professionals. Notwithstanding any other provision of this Agreement to the contrary, Overstock acknowledges that (a) the services and work product provided by Architect, the Consultants and the Contractor, as contemplated hereby, are the responsibility of such parties, and (b) Gardner neither warrants nor guarantees their performance. While Gardner will use commercially reasonable efforts to assure compliance by the Architect, the Consultants and the Contractor with their respective contracts as set forth above Gardner shall have no obligation to initiate or pursue any lawsuit, mediation, arbitration or other legal proceeding against such parties. If Overstock remains unsatisfied with the work of any of these parties, Overstock may pursue its remedies against them.

6.
Overstock Representative. Overstock hereby assigns Carter Lee and Steve Hopkins as its authorized representatives. Overstock may designate additional representatives or replace its representative by written notice to Gardner. Overstock’s representative, as designated under this Section 6, has authority to approve all matters under this Agreement. If such person is unable to serve or ceases to serve for any reason, then within five (5) days after such person ceases to serve in the indicated capacity, Overstock will designate a replacement. Gardner shall be entitled to rely on any consent or authorization given by Overstock’s representative who has been appointed pursuant to this Section 6.

7.	Approvals; Change Orders.

1.
Plans and Specifications. All changes to the Plans and Specifications will require Overstock’s approval. Overstock will review and approve or disapprove Plans and Specifications submitted to it within ten (10) business days after receipt. If Overstock disapproves any Plans and Specifications, it will inform Gardner of the reasons for such disapproval and the changes, if any, which if made would cause Overstock to grant approval of such Plans and Specifications. If Overstock has not advised Gardner in writing of its disapproval of a submission within ten (10) business days following its receipt, such submission will be deemed not approved by Overstock.

2.
Other Contracts. All contracts and instruments to be signed by Overstock, including the Construction Contract and any contract or other instrument submitted to it under Section 5.4(e), will be subject to review and approval by Overstock. Overstock will approve or disapprove each contract or instrument as expeditiously as possible following receipt by Overstock of it and all information reasonably required to evaluate it, including, as applicable, land surveys, engineering data or other items.

3.
Changes Proposed by Gardner. All changes to or under contracts with the Architect or any Consultant, and to or under the Construction Contract (each, a “Change Order”), will require Overstock’s approval (which may be by e-mail). Gardner will send written notice of the Change Order to Overstock’s Consultant in a manner agreed to between Overstock and Gardner, and the Change Order will specify the changes in sufficient detail to inform Overstock of the nature of the Change Order and the effects, if any, the Change Order will have on the Schedule. Overstock will approve or reject a Change Order by providing written notice to Gardner of such decision within ten (10) business days of receipt of a proposed Change Order. If Overstock rejects a proposed Change Order, Overstock will provide to Gardner the reasons for the rejection and any alterations to the Change Order, which if made, would cause Overstock to accept it. If Overstock has not rejected or approved a proposed Change Order in writing within ten (10) business days following its receipt by Overstock, then Gardner may send a second notice to Overstock requesting a decision with respect to the Change Order. If Overstock fails to provide written notice to Gardner of its approval or rejection of the Change Order within five (5) days after such second notice, Gardner will consider the Change Order as rejected by Overstock. To reduce the possibility of delay, Gardner will promptly forward to Overstock all Plans and Specifications, Change Orders and other items requiring Overstock’s approval.

4.
Changes Requested by Overstock. If at any time Overstock desires a change in the Plans and Specifications, it may request Gardner to coordinate with the Contractor the preparation of a Change Order proposal stating the increase, if any, in the contract sum payable under the Construction Contract and the change, if any, in the Schedule if the change is implemented. Gardner will supplement such Change Order proposal with proposed changes to the Budget and Schedule, if required, to reflect the changes requested by Overstock, and submit the same for Overstock’s approval. Overstock will have ten (10) business days following receipt of such materials within which to respond to Gardner regarding the proposed Change Order.

5.
Effect on Budget and Schedule. If Overstock approves any Change Order, Overstock’s written acceptance will constitute authorization to Gardner to amend the Budget and Schedule as specified in the approved Change Order.

8.	Inspection.

1.
Overstock’s Consultant. Overstock its own expense, has retained Steve Hopkins as its consultant to review the Plans and Specifications and inspect the progress of construction (the “Overstock Consultant”) and to work with Gardner and the Contractor, the Architect and other consultants and subcontractors to assure that the Improvements are constructed in a workmanlike and timely manner according to the Schedule.

2.
Right to Inspect Construction. Overstock, Lender, and any Overstock Consultant may enter the Property at any during the course of construction to observe the construction of the Improvements and inspect the progress, quality and conformance of the work. Overstock’s, Lender’s or Overstock Consultant’s inspection of, or failure to inspect, approval of, or agreement to the performance of any part of the work will in no way relieve the Contractor of full responsibility for the performance of its work. Overstock will, and will cause Lender and any Overstock Consultant to, exercise this right of entry and inspection in a manner so as not to interfere unreasonably with or delay the work to be performed by the Contractor.

3.
Gardner’s Obligations. Gardner will make available to Overstock, Lender, and any Overstock Consultant, copies of all Plans and Specifications and all Change Orders, including field changes, and advise Overstock and any Overstock Consultant of all scheduled job site meetings. Upon Overstock’s request, Gardner will provide Overstock,

Lender, and any Overstock Consultant with copies of project schedules, job minutes and other information reasonably required by Overstock, Lender or the Overstock Consultant to evaluate the quality and progress of the work.

9.	Costs of Construction.

1.	Overstock Expense. The Improvements will be built at Overstock’s sole cost and expense.

2.	Requisition Package; Payment.

(a)
Gardner will assemble and submit to Overstock on or about the 10th day of each calendar month a requisition package containing the request for payment for the applicable portion of the Costs of Construction, which has been submitted by the Contractor and approved by Gardner, invoices from the Consultants, and invoices for any other third party Costs of Construction then due in connection with the Improvements. The requisition package will also include (i) a monthly and “to date” summary of the Costs of Construction and other costs incurred, (ii) a reconciliation with the Budget, and (iii) the amount of the Services Fee incurred “to date”, which amount will be paid in accordance with the schedule attached hereto as Schedule 9.2(a) (including all pre-construction items). Gardner will be deemed to concur with the Contractor’s certifications of the Improvements’ stage of completion as indicated on the Contractor’s applications for payment, unless otherwise noted in the requisition package. Gardner will review each invoice included in a requisition package for conformity with the applicable contract provisions.

(b)
Overstock will fund the requisitioned portion of the Services Fee, to Gardner, and the balance directly to Contractor, Consultant or other third party (as specified by Gardner in the requisition package) within thirty (30) days of Overstock’s receipt of the properly executed requisition package, provided that the requisition complies with the requirements of this Agreement and the included invoices comply with the requirements of, as applicable, Lender, the Construction Contract, and the contracts with such other third parties. Gardner will have sole rights to the percentage of the Services Fee paid as part of the requisition package.

3.
Limitation on Expenditures. Except for expenditures made and obligations (a) incurred in accordance with the approved Budget, (b) incurred pursuant to change orders approved in writing or deemed approved or permitted by Overstock, or (c) otherwise approved in advance by Overstock, Gardner will not have the power or authority to make any expenditure or incur any expense or obligation on behalf of Overstock in connection with development of the Improvements, excepting in the case of the unavailability of Overstock in the face of an emergency affecting the safety of persons or property in connection with the Improvements, and then only to the extent reasonably necessary during the period of such emergency. Gardner will notify Overstock promptly of any such emergency and the amount expended in connection therewith.

10.	Insurance.

1.	Gardner Insurance.

(a)
Gardner at its expense will secure and keep in force at all times during the Term and while Services are being performed under this Agreement, the following insurance coverages and their respective minimum limits:

(i)
Worker’s Compensation & Employer’s Liability Insurance - Workers’ Compensation Insurance, with applicable statutorily required limits; and Employer’s Liability Insurance, with minimum limits of $2,000,000 per occurrence and $5,000,000 in the aggregate;

(ii)
Commercial General Liability Insurance - Combined Bodily Injury Liability, Including for Death, and Property Damage Liability, with a combined single limit of not less than $2,000,000 per occurrence and $5,000,000 in the aggregate, including Contractual Liability (to cover Gardner’s indemnification obligations contained in this Agreement); and

(iii)
Excess Liability Insurance - Excess or umbrella liability policy(ies) with a combined single limit of at least $2,000,000 per occurrence in excess of the limits of the above specified Commercial General Liability coverage.

(b)
The insurance policies to be obtained by Gardner will be endorsed to provide that Overstock is an additional insured. Such insurance policies will be primary without right of contribution from any other insurance maintained by Overstock unless due to Overstock’s gross negligence or willful misconduct.

2.	Overstock Insurance.

(a)	Overstock at its expense will secure and keep in force during the Term the following insurance coverages and their respective minimum limits:

(i)
Commercial General Liability Insurance. Combined Bodily Injury Liability, including for Death, and Property Damage Liability, with a combined single limit of not less than $2,000,000 per occurrence and $5,000,000 in the aggregate, including Contractual Liability (to cover Overstock’s indemnification obligations contained in this Agreement); and

(ii)
Excess Liability Insurance. Excess or umbrella liability policy(ies) with a combined single limit of at least $2,000,000 per occurrence in excess of the limits of the above specified Commercial General Liability coverage.

(b)
The insurance policies obtained by Overstock above will be endorsed to provide that Gardner is an additional insured. Such insurance policies will be primary without right of contribution from any other insurance maintained by Gardner, unless due to Gardner’s gross negligence or willful misconduct.

3.
Certificates. Promptly after the execution of this Agreement, each Party will provide the other with Certificates of Insurance confirming that the required coverages are in effect and will subsequently provide the other Party with replacement Certificates of Insurance thirty (30) days prior to the renewal date of each of such policies. Each Certificate of Insurance will provide that the insurance company will give the certificate holder thirty (30) days prior written notice of the cancellation of or material change to any such insurance policy. The insurance required to be provided pursuant to this Section may be provided under so called blanket policies of insurance so long as (i) the coverage afforded to the other Party to this Agreement will not be reduced or diminished by reason of the use of such blanket policy and (ii) all of the requirements set forth in this Section with respect to such insurance are otherwise satisfied.

4.
Additional Insurance. Nothing contained in this Agreement will limit the right of Gardner or Overstock to obtain additional insurance coverage which will be at the sole cost and expense of the Party obtaining it and will be of a nature which does not impair the coverage afforded by policies maintained by the other Party.

5.
Contractor Insurance. The Construction Contract will require the Contractor to provide and maintain such insurance, and with such policy provisions, terms and conditions, as upon which Overstock and Gardner may agree.

11.
Indemnification. Each Party will indemnify, defend and hold harmless the other Party, its parent, subsidiaries, affiliates, successors and assigns and each of their officers, directors, shareholders and employees (“Related Parties”) from any damage to property, any injury to person (including death), and any direct demands, claims, expenses, fines and losses of any type (including, but not limited to reasonable attorneys’ fees and litigation expenses) to the extent resulting from (a) the indemnifying Party’s or its Related Parties’ negligence, gross negligence or willful misconduct in performing or failing to perform its obligations under this Agreement, (b) the indemnifying Party’s or its Related Parties’ breach of any representation, warranty or covenant contained in this Agreement or in any of its Exhibits, or (c) the indemnifying Party’s or its Related Parties’ failure to comply with applicable law. To the extent any claims, damages, etc. are jointly caused by the acts or omissions of the Parties, such claims will be apportioned between the Parties on a pure comparative negligence basis.

12.	Default and Termination.

1.	Default by Gardner.

(a)
“Gardner Default” means any one of the following: (i) any material representation or warranty by Gardner in this Agreement is false or misleading in a material respect; (ii) Gardner commits fraud towards Overstock or the Improvements; or (iii) if Gardner fails to perform or fulfill any of its obligations under this Agreement not specifically covered by clauses (i) and (ii) above and such default continues uncured for more than twenty (20) days after written notice thereof by Overstock to Gardner specifying such default. If Gardner has not completed a cure of a non-monetary default after diligent good faith efforts during such time period, such 20-day cure period will be extended for up to an additional period of time as is reasonably necessary so that Gardner may have the opportunity to complete such cure, not to exceed an additional ninety (90) days.

(b)
If a Gardner Default occurs, Overstock may, without prejudice to any other right or remedy, and after giving Gardner ten (10) business days’ written notice, exercise either or both of the following remedies:

(i)	Terminate this Agreement and designate another firm to assume the role of Gardner of the Improvements; and/or

(ii)	Exercise any other remedies at law or equity available to Overstock.

(c)
If Overstock elects to terminate this Agreement upon a Gardner Default, Gardner will not be entitled to receive any further payments under this Agreement; provided, that Gardner will be paid all payments due and payable prior to such termination. Overstock’s exercise of any remedy, whether provided herein or otherwise, is without prejudice to any other remedy available to Overstock hereunder, or by law, statute or in equity, it being understood that all such remedies are reserved and may be pursued individually or cumulatively and as often as is necessary.

2.
Automatic Termination. This Agreement will automatically terminate, without any notice or other action to be taken by a Party, upon the occurrence of any of the following: (a) the other Party applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial portion of the other Party’s assets; (b) the other Party files a petition in bankruptcy; (c) the other Party files an answer admitting the material allegations of a petition filed against it in bankruptcy, reorganization or insolvency proceedings, or entry of an order, judgment or decree against the other Party by a court of competent jurisdiction, on the application of a creditor, adjudicating the other Party bankrupt or insolvent or approving a petition seeking reorganization of the other Party or appointing a receiver, trustee or liquidator of all or a substantial portion of the other Party’s assets, and continuation of such order, judgment or decree unstayed for sixty (60) days or longer; (d) the other Party admits, in writing, to its inability to pay its debts as they become due; (e) the other Party makes a general assignment for the benefit of its creditors; or (f) the other Party files a petition or answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law.

3.	Termination upon Condemnation. This Agreement will automatically terminate if the Property or the Improvements are taken in whole or in substantial or material part by condemnation.

4.
Default by Overstock. If Overstock fails to perform any of its obligations under this Agreement, Gardner may, without prejudice to any other right or remedy, and after giving Overstock twenty (20) days’ written notice, provided, if Overstock has not completed the cure of a non-monetary default within such twenty (20) day period after diligent good faith efforts during such time period, such 20-day cure period will be extended for up to an additional period of time as is reasonably necessary so that Overstock may have the opportunity to complete such cure, not to exceed an additional ninety (90) days:

(a)	terminate this Agreement; and/or

(b)	exercise any other remedies at law or equity available to Gardner.
5.Termination of Purchase Agreement. In the event the Purchase Agreement is terminated, this Agreement will automatically terminate, except that, Overstock shall pay all Costs of Construction, including all Services Fees in accordance with Schedule 9.2(a) which were incurred prior to the date of such termination.

13.	Representations and Warranties.

1.	By Gardner. To induce Overstock to execute, deliver and perform this Agreement, Gardner represents and warrants to Overstock:

(a)
Gardner is a Utah limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah and has the full right, power and authority to enter into this Agreement and to perform all of the obligations and liabilities of Gardner required to be performed hereunder.

(b)
This Agreement has been duly and validly executed and delivered by and on behalf of Gardner and, assuming the due authorization, execution and delivery thereof by and on behalf of Overstock, constitutes a valid, binding and enforceable obligation of Gardner enforceable in accordance with its terms. The foregoing representation and warranty is qualified to the extent the enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws of general application affecting the rights of creditors in general.

(c)
Neither the execution and delivery hereof, nor the taking of any actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which Gardner is a party, or by which Gardner or the Improvements are a party or otherwise bound.

2.	By Overstock. To induce Gardner to execute, deliver and perform this Agreement, Overstock represents and warrants to Gardner:

(a)
Overstock is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah, with full right, power and authority to enter into this Agreement, and to perform all of the obligations and liabilities of Overstock required to be performed hereunder.

(b)
This Agreement has been duly and validly executed and delivered by and on behalf of Overstock, and, assuming the due authorization, execution and delivery thereof by and on behalf of Gardner, constitutes a valid, binding and enforceable obligation of Overstock enforceable in accordance with its terms. The foregoing representation and warranty is qualified to the extent the enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws of general application affecting the rights of creditors in general.

(c)
Neither the execution and delivery hereof, nor the taking of any actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which Overstock is a party or by which Overstock, or the Improvements, are otherwise bound.

14.	General Provisions.

1.
Assignment. Overstock may assign this Agreement to a parent, subsidiary, a Person acquiring substantially all of the assets of Overstock.com, or sister corporation upon written notice to Gardner. Otherwise, neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party. Subject to this restriction, this Agreement is binding upon and will inure to the benefit of the Parties and their respective successors and assigns.

2.
Entire Agreement. This Agreement embodies the entire agreement and understanding among the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter, and it is agreed that there are no terms, understandings, representations or warranties, express or implied, relating to such subject matter other than those set forth herein.

3.
Captions. The descriptive headings of the sections of this Agreement are inserted for convenience only. They are not intended to and may not be construed to limit, enlarge or affect the scope or intent of this Agreement or the meaning of any provision hereof.

4.
Notices. All notices, approvals, consents, waivers, directions, requests or communications must be in writing and signed by the Party giving the same and, except for construction and leasing related communications in the normal course, which may be by email, will be deemed properly given only if hand delivered or sent by reputable overnight courier, or by registered or certified U.S. mail, return receipt requested, postage prepaid, addressed as follows:

If to Gardner:

KC Gardner Company, L.C.
Attn: Christian Gardner
90 South 400 West, Suite 360
Salt Lake City, Utah 84101

With courtesy copies (which will not constitute notice) to:

Parr Brown Gee & Loveless
Attn: David E. Gee
185 South State Street, Suite 800
Salt Lake City, Utah 84111

If to Overstock:

Mr. Carter Lee
VP IT Administration and Facilities
Overstock.com, Inc.
6350 South 3000 East

Salt Lake City, Utah 84121

With a courtesy copy (which will not constitute notice) to:

Mr. Mark Griffin
SVP & General Counsel
Overstock.com, Inc.
6350 South 3000 East
Salt Lake City, Utah 84121

or to such other address as a Party may from time to time designate in writing to the other Party as provided above. Notices will be deemed given upon receipt or refusal of delivery.

15.	Limitation of Liability.

1.	Overstock. No shareholder, director, officer, employee, agent or affiliate of Overstock will in any manner be personally or individually liable for the obligations of Overstock hereunder.

2.
Gardner. No member, manager, officer, employee, agent or affiliate of Gardner will in any manner be personally or individually liable for the obligations of Gardner hereunder. Gardner will not be liable to Overstock with respect to any damage, loss, claim or expense arising from or related to Overstock’s failure to approve any action, decision or other matter related to the Improvements.

3.
Limitation on Damages. Neither Party, nor its officers, directors, shareholders, partners, affiliates or employees, will be liable to the other Party (or its officers, directors, shareholders, partners, affiliates or employees) for such other Party’s special, incidental, or consequential loss or damage (excluding general damages), including without limitation loss of profits or loss of use of capital or revenue under any circumstance (even if that Party has been advised of or has foreseen the possibility of such damages), whether the claim arises in tort, contract, or otherwise under this Agreement.

4.	Time is of the Essence. Time is of the essence in all aspects of the performance of the obligations hereunder.

5.
Waiver. No failure by Overstock or Gardner to insist on the strict performance of any obligation, covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy available upon a breach of this Agreement, will constitute a waiver, and no breach will be waived, altered or modified, except by written instrument.

6.	Governing Law. This Agreement and the rights and obligations of the Parties are governed by and will be construed and enforced in accordance with the laws of the State of Utah.

7.
Venue. Each of the Parties consents to the jurisdiction of any Federal or State court in Salt Lake City, Utah, for any action arising out of matters related to this Agreement. Each of the Parties waives the right to commence an action in connection with this Agreement in any court outside of Salt Lake City, Utah.

8.	Waiver of Jury Trial. Each Party waives trial by jury in any action arising out of matters related to this agreement, which waiver is informed and voluntary.

9.
Attorney’s Fees. In the event of any controversy, claim or dispute between the Parties affecting or relating to the purposes or subject matter of this Agreement, the Party substantially prevailing on any claim will be entitled to recover from the other Party all of its claim-related reasonable expenses, including reasonable attorneys’ and accountants’ fees, including in any bankruptcy or appellate proceedings.

10.	Counterparts. This Agreement may be executed in multiple counterparts, each of which is an original and all of which together constitute one and the same document.

11.
Cooperation. Gardner will cooperate with and assist Overstock in connection with any demand, claim, action or controversy involving the Contractor, any Consultant, subcontractor or any other person or party providing any service or material with respect to the Improvements.

[Signatures appear on following page]

In Witness Whereof, the Parties have executed this Agreement as of the date and year first above written.

KC Gardner Company, L.C., a Utah limited liability company

By:	/s/ Christian Gardner

Name:	Christian Gardner

Title:	Manager

O.COM Land, LLC, a Utah limited liability company

By:	/s/ Carter Lee

Name:	Carter Lee

Title:	Manager

Exhibit
Definitions

1.	Capitalized Terms. Capitalized terms used in this Agreement, including the preamble and the Exhibits, will, unless the context requires otherwise, have the following meanings:
“Agreement” is defined in the preamble, and expressly includes all Background Recitals and Exhibits.
“Architect” means the architects engaged by Overstock to design the Improvements.
“Budget” is defined in Section 5.3(d).
“Change Order” is defined in Section 7.3.
“Consultants” means all project consultants other than the Architect, including, but not limited to, the Environmental Engineer, the civil engineer, the mechanical engineer, the electrical engineer, the plumbing engineer, the structural engineer, the landscape architect and the geo-tech/construction materials testing engineer.
“Construction Contract” means the definitive written contract to be entered into between Overstock and the Contractor.
“Contractor” means the general contractor contracted by Overstock to construct the Improvements, to be selected by Gardner and Overstock as provided in Section 5.4(a).
“Costs of Construction” means any and all “hard” and “soft” direct costs and expenditures in connection with the design, engineering and construction of the Improvements, including without limitation the following:

(a)	the Services Fee;

(b)	amounts paid to the Architect, the Consultants and the Contractor under their respective contracts; and

(c)	permit and license fees and other charges of governmental authorities paid solely in connection with or arising out of the design, engineering and construction of the Improvements.
“Entitlements” means all entitlements necessary for the development of the Improvements in accordance with the final site plan and/or other development criteria for the Improvements approved by Overstock from the appropriate governmental or quasi-governmental authorities.
“Environmental Engineer” means IHI International, or another environmental engineer engaged with respect to the Improvements.
“Gardner” is defined in the preamble.
“Gardner Default” is defined in Section 8.1.
“Improvements” is defined in Background Recital B.
“Lender” means a lender as Overstock may designate, which will provide the loan to Overstock for funding the design and construction of the Improvements.
“Overstock” is defined in the preamble.
“Overstock Consultant” is defined in Section 8.1.
“Parties” means, collectively, Gardner and Overstock, and either such entity is herein referred to individually as a “Party” as provided in the preamble to this Agreement.
“Property” is defined in Background Recital A.
“Plans and Specifications” is defined in Section 5.3(b).
“Property” is defined in Background Recital A.
“Related Parties” is defined in Section 11.
“Schedule” is defined in Section 5.3(c).
“Services” is defined in Section 5.
“Services Fee” means Three Million Five Hundred Thousand Dollars ($3,500,000.00).
“Substantial Completion” means the Improvements have been substantially completed in accordance with the Construction Contract so that Overstock can begin occupying the Improvements, as evidenced by Contractor’s delivery of a certificate of substantial completion to Overstock and Gardner, in form and substance reasonably satisfactory to Overstock and Gardner, and the Entitlements have been obtained by or for Overstock.

“Term” is defined in Section 2.
“Target Completion Date” means the date set for completion as set forth in the Schedule

2.
Rules of Construction. References to numbered or lettered articles, sections and subsections are to articles, sections and subsections of this Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references mean this Agreement and all amendments and supplements hereto unless the context clearly indicates or requires otherwise. Common nouns and pronouns refer to the masculine, feminine, neuter, singular and plural, as the identity of the person may in the context require. Any reference to statutes or laws includes all amendments, modifications or replacements of the specific sections and provisions concerned.

Exhibit 5.3(b)
Plans and Specifications
[To be attached once approved pursuant to Section 5.3(b)]

Exhibit 5.3(c)
Schedule

[To be attached once approved pursuant to Section 5.3(c)]
Exhibit 5.3(d)
Budget
[To be attached once approved pursuant to Section 5.3(d)]
Schedule 9.2(a)
Budget

•	Master planning, entitlements and financing phase (37% of Services Fees): $1,295,000

◦	$120,000 billed monthly for 5 months following the date of this Agreement with the balance ($695,000) due upon commitment of financing and large and small scale master plan approval from Midvale City

•	Design development phase (38% of Services Fees): $1,330,000

◦	$85,000 billed monthly for 8 months following the date of this Agreement with the balance ($650,000) due upon execution of Construction Contract and receipt of a building permit

•	Construction phase (25% of Services Fees): $875,000

◦	$20,000 billed monthly for 18 months following the date of this Agreement with the balance ($515,000) due upon receipt of a certificate of occupancy

Payments for each phase will be made monthly. A retainer of $200,000 will be required prior to commencement of the Services by Gardner. The retainer will be applied toward the construction phase of the work.